Exhibit 5.1

212-373-3000

212-757-3990

November 6, 2015

Virtu Financial, Inc.

900 Third Avenue

New York, NY 10022-1010

Virtu Financial, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Virtu Financial, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, as amended (the “Registration Statement”), of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”).  You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement.  The Registration Statement relates to the registration under the

Act of (i) 397,534 shares of the Company’s Class A common stock, par value $0.00001 per share (the “Class A Common Stock”) offered by the Company (the “Primary Shares”) and (ii) 6,075,837 shares of Class A Common Stock offered by certain stockholders of the Company (the “Secondary Shares” and, together with the Primary Shares, the “Shares”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.              the Registration Statement;

2.              the form of the Underwriting Agreement (the “Underwriting Agreement”), to be included as Exhibit 1.1 to the Registration Statement;

3.              the Amended and Restated Certificate of Incorporation of the Company, incorporated by reference as Exhibit 3.1 to the Registration Statement;

4.              the Amended and Restated By-laws of the Company, incorporated by reference as Exhibit 3.2 to the Registration Statement; and

5.              the Exchange Agreement among Virtu Financial, the Company and the holders of non-voting common interest units of Virtu Financial (“Virtu Financial Units”) and shares of Class C common stock, par value $0.00001 per share, of the Company (the “Class C Common Stock”) or Class D common stock, par value $0.00001 per share, of the Company from time to time party thereto (the “Exchange Agreement”).

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company, certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the

Company relating to the issuance of the Shares, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below.  We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.              The Shares have been duly authorized by all necessary corporate action on the part of the Company.

2.              The Primary Shares, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

3.              The Secondary Shares are or, when issued and delivered in exchange for Virtu Financial Units and corresponding shares of Class C Common Stock pursuant to the Exchange Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware.  Our opinions are rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP